Exhibit 99.1

Geron Corporation Reports 2009 First Quarter Financial Results and Events

MENLO PARK, Calif.--(BUSINESS WIRE)--April 29, 2009--Geron Corporation (Nasdaq:GERN) today reported financial results for the three months ended March 31, 2009.

For the first quarter of 2009, the company reported operating revenues of $444,000 and operating expenses of $17.1 million, compared to $1.7 million and $17.6 million, respectively, for the comparable 2008 period. Net loss for the 2009 period was $16.8 million, or $(0.20) per share, compared to $13.7 million, or $(0.18) per share, for the comparable 2008 period.

Revenues for the first quarter of 2009 reflect royalty and license fee revenue under various license agreements. Revenues for the first quarter of 2008 reflected royalty and license fee revenues and receipt of a $1.5 million milestone payment. Interest and other income for the first quarter of 2009 amounted to $525,000, compared to $1.9 million for the comparable 2008 period.

Research and development expenses for the first quarter of 2009 were $13.8 million, compared to $13.6 million for the comparable 2008 period. Research and development expense increase consists primarily of clinical trial costs related to patient enrollment for GRN163L and GRNVAC1 trials as well as start-up costs for the GRNOPC1 trial. General and administrative expenses decreased for the first quarter of 2009 to $3.4 million, compared to $4.0 million for the comparable 2008 period. The decrease in general and administrative expenses was primarily the result of lower consulting expense and decreased patent legal costs.

The company expects its research and development expenses to increase in the future as it advances its product candidates, GRN163L, GRNVAC1 and GRNOPC1, through clinical trials.

First Quarter 2009 Highlights:

  In January, the U.S. Food and Drug Administration (FDA) granted clearance of the company’s Investigational New Drug (IND) application for the clinical trial of GRNOPC1 in patients with acute spinal cord injury. The clearance enables Geron to move forward with the world’s first study of a human embryonic stem cell (hESC)-based therapy in man. Geron plans to initiate a Phase I multi-center trial that is designed to establish the safety of GRNOPC1 in patients with “complete” American Spinal Injury Association (ASIA) grade A subacute thoracic spinal cord injuries.
  On February 19, 2009, Geron completed a public offering of 7,250,000 shares of the company’s common stock at a public offering price of $6.60 per share. Total net proceeds after offering expenses were approximately $45.9 million.
  In March, Karin Eastham was appointed to Geron’s board of directors. Ms. Eastham will also serve as chair of the company’s audit committee.

Conference Call

At 8:00 a.m. PDT/11:00 a.m. EDT on April 30, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s first quarter results.

Participants can access the conference call via telephone by dialing 800-299-9630 (U.S.) or 617-786-2904 (international). The passcode is 43754008. A live audio-only Webcast is also available through a link that is posted on the conferences page in the investor relations section of Geron’s Web site at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through May 29, 2009.

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. Geron is also the world leader in the development of human embryonic stem cell (hESC)-based therapeutics. The company has received FDA clearance to begin the world’s first human clinical trial of a hESC-based therapy: GRNOPC1 for acute spinal cord injury. For more information about Geron, visit www.geron.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies and future financial results constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2008.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
(In thousands, except share and per share data)	2009	2008

Revenues from collaborative agreements	$-	$79
License fees and royalties	444	1,615
Total revenues	444	1,694

Operating expenses:
Research and development	13,771	13,613
General and administrative	3,378	4,030
Total operating expenses	17,149	17,643
Loss from operations	(16,705)	(15,949)

Unrealized gain on fair value of derivatives, net	77	406
Interest and other income	525	1,893
Losses recognized under equity method investment	(656)	-
Interest and other expense	(52)	(24)
Net loss	$(16,811)	$(13,674)

Basic and diluted net loss per share	$(0.20)	$(0.18)
Shares used in computing basic and diluted net loss per share	84,160,889	76,629,693
CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,
(In thousands)	2009	2008
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$126,418	$110,164
Marketable securities	74,084	53,491
Other current assets	4,299	4,591
Total current assets	204,801	168,246

Property and equipment, net	4,483	4,386
Deposits and other assets	2,249	3,586
	$211,533	$176,218

Current liabilities	$7,759	$7,711
Noncurrent liabilities	-	52
Stockholders’ equity	203,774	168,455
	$211,533	$176,218

Note 1: Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com